EXHIBIT 10.6

VITALIS
EXTRACTION TECHNOLOGY

SALES ORDER FORM

ORDER DATE	EXPECTED SHIPPING DATE
August 30, 2019	February 14, 2019
DIRECTOR APPROVAL	**ACCOUNT MANAGER**
DS	Rob Murray

BILLING INFORMATION	**SHIPPING INFORMATION**
COMPANY LEGAL NAME: ALLIED CORP.	
Bill to Address: Suite 201 – 1405 St Paul Street Kelowna, BC V1V 1S4	Ship to Address: Bogota, Colombia
Bill to Contact: Calum Hughes Founder / Director [redacted]	Ship to Contact: Same as Bill to
PURCHASE INFO	
Equipment Status	NEW
Currency	CAD
Reference	S-2482
Made in Canada	

NAME	PRICE	QTY	SUBTOTAL
Q90S-GMP-SS Extraction System	$658,260.00	1	$658,260.00
Freight	$2,500.00	1	$2,500.00
Commissioning	$1,625.00	3	$4,875.00
Training	$1,625.00	2	$3,250.00
Discount	-$10,625.00	1	-$10,625.00
Taxes Sales tax will be calculated by the ship to address, please submit any applicable exemption certificates	$0.00	1	$0.00

Subtotal: $658,260.00

Total: $658,260.00

MILESTONE PAYMENT	AMOUNT	DUE DATE
1	$100,000.00 CAD	September 1, 2019 (Prior to Mfg)
2	$100,000.00 CAD	October 1, 2019 (Prior to Mfg)
3	$100,000.00 CAD	November 1, 2019 (Prior to Mfg)
4	$100,000.00 CAD	December 1, 2019 (Prior to Shipping)
5	$100,000.00 CAD	January 1, 2019 (Prior to Shipping)
6	$158,260.00 CAD	February 1, 2019 (Prior to Shipping)

You acknowledge having read and accept the Terms and Conditions on Schedule B attached. Please note, the agreement is not effective until signed by a Vitalis representative at its head office in Kelowna, BC. Estimated shipping date valid for 5 business days from the date the contract is written, if full deposit is not received in that time the date may be changed subject to availability.

AGREED TO AND ACCEPTED BY:

Name and Title:

x______________________________ Date: ________________________

VITALIS
EXTRACTION TECHNOLOGY

SCHEDULE A:
EQUIPMENT CONFIGURATION

For the purposes of this transaction, the Customerisagreeingtopurchasethefollowing System:	**Q90S**	
The Extraction System identified above is considered an all-inclusive extraction system which has all the components necessary in order to successfully extract oils and related organic matrix from botanical materials. The Extraction System identified above includes the following components at no additional cost:		
Item/Component	**Description**	**Quantity**
Vitalis High Pressure Liquid Pump	Maximum 15L/min Flow Rate	1
High Pressure Extraction Vessel	45L Capacity w/ Quick Vessel Closure and 3000 PSI Maximum 304 Stainless Steel	2
High Efficiency Primary Separator	True Cyclonic Flow Separation With Water Jackets Variable Flow Cyclone Control, and Flow Diverting Assembly	2
Secondary Separator	With Internal Filtration Assembly and Water Jackets	2
Process Piping Components	All Required Tube, Hose, and Valves	1
Phase Management Assembly	With Dual-Chamber, Circulating Heat Exchange	1
CO2 Condenser	High Pressure, Plated Heat Exchanger	1
Refrigeration System	High Thermal Efficiency Self Regulating System	1
Electric Process Heaters	Ceramic Process Heaters for Extraction Vessel	6

Electric Process Heaters	Ceramic Process Heaters for Extraction Vessel	6
C02 Accumulator	100L capacity	2
Electronic Monitoring System	Track Batch Numbers Record and Live Monitoring of System Parameters Export Batch Records	1
Electrical Junction Boxes	With Accompanying Wiring and Fittings, UL Certification	3
Sensors	Temperature & Pressure Sensors For All Pressure Vessels	1
CO2 Filtration System	Absolute 0.01 micron filtration system	1
Hot Water Heater	On-Demand, Instant Hot Water Heater	1
Hot Water Tank	Process Water Tank and Accompanying Tubing	1
Water Pump	Commercial Water Pump	1
Control Panel	System Control Management of Flow, Temps, and Pressures	1
Hydraulic Power Unit	15HP Electric Motor w/ Hydraulic Assembly and Tank	1
Structural Components	Stainless Steel frame and accompanying hardware	1
Tool Kit	Tool Kit Including All Necessary Tools for System	1
Consumables Package	1 year worth of consumable components	1

VITALIS
EXTRACTION TECHNOLOGY

SCHEDULE B:

STANDARD TERMS & CONDITIONS

The following Terms and Conditions govern the sale by Vitalis Extraction Technology Inc. ("Vitalis") to the Purchaser of the equipment (the "Equipment") listed in Schedule A ("Equipment Configuration")

1. Sale of Equipment. Vitalis agrees to sell and the Purchaser agrees to purchase the Equipment on the terms and conditions set out herein and as specified on the Sales Order Form (SCHEDULE A: EQUIPMENT CONFIGURATION, SCHEDULE B: STANDARD TERMS AND CONDITIONS,SCHEDULE C: PURCHASE MONEY SECURITY AGREEMENT, are together "this Agreement").
2. Authority to Sell. Vitalis represents and warrants to the Purchaser that it has full authority to sell the Equipment to the Purchaser.
3. Representations and Warranties of Purchaser. The Purchaser represents and warrants to the Vendor, and acknowledges that the Vendor is relying on such representations and warranties in entering into this Agreement, as follows and such representations shall be true and correct for the duration of this Agreement:
   - (a) the Purchaser, if a corporation, is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and the Purchaser has the power, corporate or otherwise, to enter into this Agreement and all certificates and other documents required hereby or referred to herein;
   - (b) this Agreement has been duly authorized by all necessary action, corporate or otherwise, on the part of the Purchaser, has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms;
   - (c) the execution, delivery, observance and performance of this Agreement does not and will not result in the breach of, constitute a default under, contravene any provision of, or result in the creation of any lien on or in any property or assets of the Purchaser, pursuant to the Purchaser's constating documents (if any) or any agreement, indenture or other instrument to which the Purchaser is a party or by which the Purchaser or any of its property or assets may be bound; and
   - (d) there are no actions, suits or proceedings pending or, to the knowledge of the Purchaser, threatened in any court or tribunal or before any competent authority against the Purchaser or any of its property or assets which, in the reasonable and bona fide opinion of the Purchaser, may have a material adverse effect on the financial condition or business of the Purchaser.

4. Title. Upon payment in full of the purchase price, Vitalis will transfer legal title to the Equipment to the Purchaser, free and clear of any liens, charges, or encumbrances.
5. Payment Schedule. The Equipment will remain the property of Vitalis until paid for in full. Fifty (50) percent of the purchase price is due at time of signing this Agreement; fifty (50) percent is due within five (5) business days of the date upon which Vitalis notifies the Purchaser that the Equipment is ready to ship, and in any event, Vitalis will charge a $100 NSF fee to the Purchaser for all dishonored payments. The equipment will not be released for shipping until paid in full.
6. Sales Final. All sales of Equipment are final. Vitalis may, in its sole discretion, approve a return or exchange of Equipment. No returns or exchanges of Equipment will be accepted without a Return Authorization from Vitalis. Vitalis charges restocking fees on returned Equipment, as determined by Vitalis in its sole discretion, equal to USD$39,744.31 plus return shipping, customs, duties, and taxes incurred by Vitalis.
7. Cancellation. The Purchaser may cancel its order for the Equipment within 2 business days of purchase by providing notice to Vitalis in writing. Following this 2-business-day period, all sales of Equipment are final and the Purchaser is obligated to complete its covenants under this Agreement.
8. Delivery. Vitalis will arrange for delivery of the Equipment to the Purchaser to the delivery location specified on the Order Form. Risk of loss passes to the Purchaser upon Vitalis delivering the Equipment to the carrier. From such time through to the date that title to the Equipment passes from the Vendor to the Purchaser upon full payment hereunder, the Purchaser shall obtain and maintain in good standing comprehensive liability insurance coverage and provide proof of such insurance on or prior to the proposed ship date. The Equipment shall be at the sole risk of the Purchaser after title thereto and possession of the Equipment has been transferred to the Purchaser. Delivery charges are included in the purchase price of the Equipment - pursuant to condition 9 regarding shipments going outside of continental Canada and USA. Expected delivery dates provided by Vitalis are estimates only and subject to change. Vitalis will not ship the Equipment until the Purchaser has made the final installment payment of fifty percent (50%) of the purchase price to Vitalis.
   - (i) property insurance covering all risks of loss or damage to the Equipment, in an amount equal to the value of the Equipment set forth on Page 1 of this Agreement, with the Vendor listed on such insurance as first loss payee; and
   - (ii) commercial general liability insurance covering personal injury to the Purchaser or other persons and losses from property damage arising out of the set-up, commissioning, use, maintenance or possession of the Equipment, in an amount not less than $5,000,000, with the Vendor listed on such insurance as an additional insured with primary and non-contributing coverage for the Vendor.

9. Out-of-Country Delivery Locations. Where the Purchaser has requested a delivery location that is outside of Canada, the Purchaser is responsible for ensuring that all import requirements for the delivery jurisdiction are met, including, without limitation, any licenses, consents, duties, taxes, and permits. Vitalis will ensure the Equipment meets any requirements to permit the transfer of the Equipment to the Canadian border, but has no responsibility for any import requirements and makes no representations or warranties to the Purchaser with respect to the importation of the Equipment into the delivery jurisdiction. The Purchaser shall indemnify and hold harmless Vitalis from any and all claims, expenses, costs, and other liabilities arising in respect of the importation of the Equipment into another jurisdiction, including legal costs on a solicitor and own client basis. All delivery requests outside of continental Canada and USA will be delivered FCA – Free Carrier (as defined by Incoterms 2010) Canadian Port of Exit, provided that the Purchaser shall be solely responsible for making arrangements to clear the Equipment for export. Purchaser shall assume all risks and costs associated with the transportation of the Equipment once it is delivered to the Canadian Port of Exit of their choice and will also be responsible for arranging for and coordinating all unloading from Vitalis method of transport or port storage, as well as crating and loading to purchasers method of transport, shipping and transportation logistics from such location
10. Compliance and Disclosure. Upon request by Vitalis, the Purchaser shall provide any and all documentation reasonably required by Vitalis to ensure the Purchaser is in compliance with its obligations under this Agreement, including, without limitation, copies of operating licenses. It shall be an event of default under this Agreement on the part of the Purchaser if the Purchaser fails to comply with such request within seven (7) days.
11. Installation. The Purchaser, at its sole expense, shall provide an installation location for the Equipment that meets the specifications set out in the Vitalis Installation Documents, including adequate power supply. The Purchaser shall engage qualified contractors to complete all pre-installation setup requirements as set out in the Vitalis Installation Documents, including connection of electrical, plumbing, and refrigeration systems. The Purchaser and Vitalis shall complete a video walk-through of the site in order for Vitalis to view and approve the setup and installation of the Equipment and services. Once Vitalis has approved the installation, Vitalis will send a team on-site to conduct a formal inspection and the commissioning of the Equipment. If the Purchaser fails to abide by the foregoing installation terms, the manufacturer's warranty for the Equipment (if applicable) will be void. The manufacturer's warranty (if applicable) will also be voided if the Purchaser deviates from the operating standards and guidelines set out in the Vendor's Standard Operations Manual (Vitalis SOP), unless such deviation have been pre-approved by the Vendor in writing.
12. Commissioning & Training. Following preliminary approval of the installation based on the video walk-through, Vitalis will send a team to the Purchaser's site for five (5) days (the "Commissioning

Period") in order to:

- (i) formally inspect and test the installation of the Equipment and utility services,
- (ii) commission the Equipment, and
- (iii) provide training and configuration of the Equipment. The Purchaser must ensure that any proposed operator of the Equipment (up to 3) is present in person for the training sessions. If additional training or configuration of the Equipment is required beyond the Commissioning Period, or if training is required for more than the allotted 3 staff members, Vitalis will provide the same, upon request by the Purchaser, at its regular hourly service rates.
- (iv) The Purchaser acknowledges and agrees that the Vendor will designate a date upon which the Equipment is to be commissioned by the Vendor (the "Commission Date") at the time this Agreement is entered into by the parties. If the Purchaser has not completed the necessary pre-installation work by the Commission Date or if the Vendor is otherwise unable to start commissioning the equipment on the Commission Date as a result of any act or omission by the Purchaser, then the Purchaser acknowledges and agrees that the Vendor may in its sole discretion choose an alternate date upon which to carry out the commissioning of the Equipment, which date may vary depending on, among other things, the Vendor's schedule and the availability of its employees and contractors.

13. No Reverse Engineering. The Purchaser will not modify, create derivative works from, reverse engineer, reverse assemble, decompile or reverse compile the Equipment or any documents, specifications or information provided by Vitalis to the Purchaser. This term will survive the completion of the purchase contemplated in this Agreement.
14. Service Requests. The Purchaser may retain Vitalis to provide diagnostic, repair, or other services in respect of the Equipment. Service work is performed at Vitalis's published rates at the time of service unless included as part of warranty service. If Vitalis determines that an issue is not covered by warranty service, the Purchaser may retain Vitalis to repair the Equipment or otherwise resolve the issue at Vitalis's published service rates. If the Purchaser chooses to not have Vitalis resolve the issue, Vitalis will charge the Purchaser for the diagnostic services performed.
15. New Equipment. New Equipment is sold with a manufacturer's warranty, as follows: Vitalis provides a one-year warranty for all Equipment against defects in material or workmanship. Vitalis also provides a lifetime warranty on all pressure vessels in the Equipment. Damage or failure through accident, misuse, or neglect is not covered by the warranty. In the event of a product defect, Vitalis will replace the component under its Advanced Unit Replacement Program. Under this program, Vitalis will arrange for next-business-day delivery of a replacement part and the Purchaser is required to return the defective part to Vitalis. Vitalis will arrange for return shipping of the defective part.
16. Used Equipment. Used Equipment is sold on an as-is basis with no manufacturer's warranty.

17. NO WARRANTY / DISCLAIMER. OTHER THAN THE MANUFACTURER'S WARRANTY FOR NEW EQUIPMENT LISTED ABOVE, VITALIS DISCLAIMS ANY AND ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ALL WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USAGE OF TRADE. VITALIS SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES, LOST PROFITS, COSTS OR EXPENSES ARISING FROM THE EQUIPMENT OR THIS SALE.
18. Non-Performance. If the Purchaser fails to pay the total purchase price for the Equipment, or any interim payment, when due, or fails to perform any other obligation under this Agreement, then such failure shall constitute an event of default and Vitalis may do any one or more of the following:
    - (i) terminate this Agreement;
    - (ii) invoice the Purchaser for any cost or expense incurred by Vitalis in relation to the event of default, including, without limitation, costs related to collection of any outstanding amounts under this Agreement, including legal costs on a solicitor and own client basis; and
    - (iii) exercise any and all rights and remedies available to Vitalis at law or in equity.
19. The Purchaser acknowledges that Vitalis will be registering a purchase money security interest(as defined in the Personal Property Security Act (British Columbia)) against the Equipment until such time that Vitalis has received payment in full of the purchase price plus any accrued interest and other amounts owing by the Purchaser to Vitalis, in the form attached hereto as Schedule C. The Purchaser further acknowledges that the execution of such attached form is a condition precedent of this Agreement.
20. Governing Law/Construction. The sale of the Equipment and this Agreement are governed by and shall be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein without regard to its principles of conflicts of laws. Regardless of the location of the Purchaser, the sale of the Equipment shall be deemed to have occurred at the head offices of Vitalis in Kelowna, British Columbia. The parties irrevocably attorn to the exclusive jurisdiction of the courts of British Columbia for all matters arising in respect of the sale of Equipment or from this Agreement, and jurisdiction shall not lie in the courts of any other jurisdiction. This Agreement shall not be construed against a party by reason of the drafting of preparation hereof.
21. Time of Essence. Time is of the essence of this sale, with the exception of the timing of delivery of the Equipment.
22. Entire Agreement. This Agreement constitutes the entire agreement between Vitalis and the Purchaser with respect to the sale of the Equipment. Any prior understanding or representation of any kind preceding the date of this Agreement will not be binding on either party except to the extent incorporated into this Agreement.

23. Force Majeure. Vitalis shall not be responsible for any failure or delay in performing its obligations under this Agreement where such failure or delay is
    - (i) beyond the reasonable control of Vitalis,
    - (ii) materially affects the performance of any of Vitalis's obligations under this Agreement, and
    - (iii) could not reasonably have been foreseen or provided against.
24. Severability. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions will nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement.
25. Amendment/Assignment. This Agreement may only be amended in writing signed by both Vitalis and the Purchaser. The Purchaser may not assign this Agreement without the prior written consent of Vitalis, which consent may be withheld at Vitalis' sole discretion, including if the proposed assignee does not meet the credit requirements of Vitalis.
26. Execution/Counterparts. This Agreement may be executed and delivered by the parties in two or more counterparts by way of facsimile, electronic transmission, or electronic signature, all of which shall be deemed an original signature for purposes of this Agreement and all matters related thereto, with such scanned and electronic signatures having the same legal effect as original signatures.

Agreed to and Accepted by:
Vitalis Extraction Technology Inc.

x________________________________Date:__________________

Agreed to and Accepted by:
Customer:

x________________________________Date:__________________

VITALIS EXTRACTION TECHNOLOGY

SCHEDULE C :

PURCHASE MONEY SECURITY AGREEMENT

This purchase money security agreement (the "Agreement") forms part of the attached sales order (the "Sales Order").

1. In consideration of Vitalis Extraction Technology Inc. (the "Secured Party") providing the collateral and goods described in the Sales Order (the "Collateral") to the Purchaser described in the Sales Order (the "Debtor"), the Debtor hereby purchases the Collateral from the Secured Party and grants to the Secured Party a purchase money security interest (the "Security Interest") in the Collateral and all proceeds as security for payment of all monies owing to the Secured Party by the Debtor and performance of all obligations of the Debtor under this Agreement and the attached Sales Order (the "Obligations").
2. Without the prior written consent of the Secured Party, the Debtor shall not and shall not have power to grant, create, or permit to be created any security interest in, charge, encumbrance, or lien over, or claim against the Collateral that ranks or could rank in priority to or pari passu with the Secured Party's Security Interest.
3. The Debtor covenants with the Secured Party that at all times while this Agreement remains in effect the Debtor shall:
    - (a) forthwith reimburse and indemnify the Secured Party for all costs, charges, expenses and legal fees and disbursements that may be incurred by the Secured Party in:
        - (i) inspecting the Collateral;
        - (ii) negotiating, preparing, perfecting, and registering this Agreement or notice of it and other documents, whether or not relating to this Agreement;
        - (iii) investigating title to the Collateral;
        - (iv) taking, recovering, keeping possession of, and insuring the Collateral; and
        - (v) all other actions and proceedings taken in connection with the preservation of the Collateral and the enforcement of this Agreement and of any other Security Interest held by the Secured Party as security for the Obligations;
    - (b) at the Secured Party's request at any time and from time to time, execute and deliver such further and other documents and instruments and do all acts and things as the Secured Party

in its absolute discretion requires in order to confirm and perfect, and maintain perfection of, the Security Interest in favour of the Secured Party upon any of the Collateral;

- (c) notify the Secured Party promptly of:
  - (i) any change in the information contained in this Agreement relating to the Debtor, its address, its business, or the Collateral, including without limitation any change of name or address of the Debtor and any change in location of any Collateral; and
  - (ii) any material loss or damage to the Collateral;
- (d) prevent the Collateral from being or becoming an accession to other property not covered by this Agreement.

4. Except as provided in this Agreement, without the prior written consent of the Secured Party, the Debtor shall not:
   - (a) sell, lease or otherwise dispose of the Collateral;
   - (b) release, surrender or abandon possession of the Collateral; or
   - (c) move or transfer the Collateral from the jurisdiction or jurisdictions in which the Security Interest has been perfected.
5. Subject to any applicable requirements of the Personal Property Security Act (British Columbia) and as amended from time to time (the "Act"), all monies collected or received by the Secured Party under or in exercise of any right it possesses with respect to the Collateral shall be applied on account of the Obligations in such manner as the Secured Party deems best or, at the option of the Secured Party, may be held unappropriated in a collateral account or released to the Debtor, all without prejudice to the liability of the Debtor or the rights of the Secured Party under this Agreement, and any surplus shall be accounted for as required by law.
6. It will be a default if the Debtor fails to make any payment due under this Agreement, the Sales Order or any other agreement between the Debtor and the Secured Party when due or upon demand by the Secured Party, whichever is the earlier.
7. All proceeds from the sale or other disposition of the Collateral by the Debtor shall be held by the Debtor in trust for the Secured Party. If the amounts realized from the disposition of the Collateral are not sufficient to pay the Obligations in full, the Debtor shall pay to the Secured Party the amount of such deficiency immediately upon demand for the same.
8. In the event the Debtor defaults in the performance of any of the Obligations, the Secured Party may exercise any and all remedies afforded to secured parties by Part 5 of the Act, including the seizure of the Collateral.
9. All rights and remedies of the Secured Party as set out in this Agreement are cumulative, and no right or remedy contained in this Agreement is intended to be exclusive but each shall be in addition to every other remedy contained in this Agreement or in any existing or future security

agreement or now or in future existing law, in equity or by statute, or under any other agreement between the Debtor and the Secured Party that may be in effect from time to time.

10. Any partial payment or satisfaction of the Obligations, or any ceasing by the Debtor to be indebted to the Secured Party, shall be deemed not to be a redemption or discharge of this Agreement. The Debtor shall be entitled to a release and discharge of this Agreement upon full payment and satisfaction of all Obligations and upon written request by the Debtor and payment to the Secured Party of all costs, charges, expenses, and legal fees and disbursements (on a solicitor and own client basis) incurred by the Secured Party in connection with the Obligations and such release and discharge.
11. The Debtor acknowledges receipt of a copy of this Agreement and waives all rights to receive from the Secured Party a copy of any financing statement, financing change statement, or verification statement filed at any time with any Personal Property Registry or similar registry in respect of this Agreement.
12. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors, heirs, executors, personal representatives and permitted assigns.
13. This Agreement may be executed and delivered by original copy, facsimile transmission or by scanned and emailed transmission, and when so delivered, this Agreement shall be deemed to be an originally executed and delivered agreement.

Executed by the Debtor on the____________day of________________, 20______.

Name of Debtor:

Name of Signatory:

Title of Signatory: ____________________________________

x